                                EXHIBIT INDEX

Exhibit
Number                   Exhibit
-------        -----------------------------------------

  10.1 Termination Agreement and General Release and Waiver between John G. Driscoll and Sun Company, Inc.

  11 Statements re Sun Company, Inc. and Subsidiaries Computation of Per Share Earnings for the Three-Month Periods Ended March 31, 1997 and 1996.

  12 Statement re Sun Company, Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges for the Three-Month Period Ended March 31, 1997.

  27           Article 5 of Regulation S-X, Financial Data Schedule.